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EXHIBIT 99.4


                                   STRONGHOLD

INVESTOR RELATIONS CONTACT:                       COMPANY CONTACT:
-------------------------                         ----------------
Tim Clemensen                                     Christopher Carey
Rubenstein Investor Relations                     Chief Executive Officer
(212) 843-9337                                    Stronghold Technologies, Inc.
tclemensen@rubensteinir.com                       (908) 630-9696
                                                  ccarey@strongholdtech.com


FOR IMMEDIATE RELEASE

            STRONGHOLD TECHNOLOGIES RAISES $2.2 MILLION WITH STANFORD
                         VENTURE CAPITAL HOLDINGS, INC.

                       ISSUES CONVERTIBLE PREFERRED STOCK

BERNARDSVILLE, N.J., April 30, 2003 -- Stronghold Technologies, Inc. (OTC Bulletin Board: SGHT) a developer of DealerAdvance(TM), an enterprise software system leveraging wireless technologies for the automotive retail industry, today announced it has raised $2.2 million in gross proceeds from the sale of 2,444,444 shares of Series B convertible preferred stock in a private placement with Stanford Venture Capital Holdings, Inc. The proceeds will be used to aggressively develop its dealer network through additional sales support personnel located through the US in key markets, as well as finalize and roll out its DealerAdvance Service Solution(TM) application.

"We are very pleased with the terms of this deal and our relationship with Stanford. They have invested in Stronghold in the past and continue to support us today. This deal is also attractive for Stronghold in that the pricing is at a premium to the recent market price of our common stock," said Chris Carey CEO of Stronghold. "With these proceeds we will continue to expand our leadership position as the innovator of wireless technology for this sector while the automotive dealer software market grows at its highest rate in history."

The preferred shares are convertible into shares of Stronghold's common stock at a per share price of $.90 on a one-for-one basis.




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Following  this  private  placement,  Stanford  will  have  4,447,194  shares of preferred stock outstanding and 2,002,750 warrants.


ABOUT STRONGHOLD
Stronghold Technologies, Inc., is an innovator in applying wireless technology and process improvement methods to increase business efficiency and sales. The Company has developed an integrated wireless technology, called DealerAdvance(TM), which, among many features, allows automobile dealers to capture a customer's purchasing requirements, search inventory at multiple locations, locate an appropriate vehicle in stock and print out the necessary forms. Through an integrated CRM (Customer Relationship Management) application, the system sends detailed tasks for prospect and customer follow-up and produces management reports to measure compliance. DealerAdvance(TM) allows sales professionals to increase sales, improve customer follow-up, and reduce administrative costs.

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.




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